Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive and 2017 Non-Employee Director Plans of KCAP Financial, Inc. of our reports dated March 9, 2017, with respect to the consolidated financial statements of KCAP Financial, Inc., and the effectiveness of internal control over financial reporting of KCAP Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

June 8, 2017